Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dorchester Capital Acquisition Corp.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Dorchester Capital Acquisition Corp. on Amendment No. 1 to Form S-1 (File No. 333-265657) of our report dated May 6, 2022, relating to the financial statements of Dorchester Capital Acquisition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

July 14, 2022